NEWS RELEASE		Exhibit 99.1

Contact:	Jack Eversull
The Eversull Group
972-571-1624
214-469-2361 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Reports 1st Quarter Financial Results
- Reports Positive Cash Flow from Operations;
87% Improvement in Working Capital -

San Antonio, Texas – December 15, 2010 – ATSI Communications, Inc. (OTCBB: ATSX) (OTCQB: ATSX) today announced financial results for the first fiscal quarter ended October 31, 2010.   The Company reported revenue of $4.25 million and gross profit of $387,000 for the quarter vs. $4.9 million in revenue and $280,000 in gross profit for the same period in its previous fiscal year.  This represents a year-over-year improvement of 38% in gross profit.  In addition to increased gross profit, the Company produced positive cash flow from operations for the first quarter.  Adjusted for non-cash items, non-GAAP net income for the first fiscal quarter was $14,000, a 108% improvement over a non-GAAP net loss of $172,000 for the first fiscal quarter of its previous fiscal year.  The Company incurred $332,000 in non-cash expenses during the quarter ended October 31, 2010 that included depreciation, amortization, interest, and stock-based compensation. The Company also reported a significant improvement to its working capital ratio.  The Company's working capital position improved by $515,000 or 87% when compared to the immediately preceding quarter ended July 31, 2010.

Arthur L. Smith, CEO of ATSI, stated, “We are pleased to report the significant improvements in gross profit and working capital for the period.  We continued to produce positive cash flow from operations while investing resources to expand our cloud-based VoIP product line.  The greater margins of our cloud-based services contributed approximately 10% of our gross profit for the first quarter.  We have high expectations for this product line and anticipate its gross profit contribution to increase significantly over the next 12 months."

Market demand for the Company's cloud telephony services continues to be driven by the migration from traditional telephone service to VoIP phone systems. The recent growth in cloud-based VoIP services is primarily due to:

✓	Demand for a lower cost alternative to traditional telephone service;
✓	Improved quality and reliability of VoIP calls due to technological advances, increased network development and greater bandwidth capacity; and
✓	New product innovations that can be provided by VoIP services providers, but not currently offered by traditional telephone companies.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principals, or GAAP, ATSI uses non-GAAP measures of operating income (loss), net income (loss) and income (loss) per share, which are adjustments from results based on GAAP to exclude non-cash expenses, including non-cash stock-based compensation in accordance with SFAS 123R. ATSI’s management believes the non-GAAP financial information provided in this release is useful to investors’ understanding and assessment of ATSI’s ongoing core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors.

Net income (loss) before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The accompanying table includes a detailed reconciliation of net income (loss) reported in accordance with GAAP to net income (loss) before non-cash items.

ATSI Communications, Inc., through its wholly owned subsidiary, Digerati Networks, Inc., has emerged as a premier provider of global VoIP services serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America.  Over the course of a decade, Digerati has established over 200 global partnerships with foreign carriers and emerging operators in more than 50 countries.  In Mexico, the Company's minority-owned subsidiary operates under a 30-year government issued telecommunications license.   In addition to global VoIP transport, Digerati provides cloud-based VoIP applications including a fully hosted IP/PBX service, SIP trunking, and customized VoIP solutions for specialized applications. The Company's customer base includes traditional telecommunication carriers, mobile operators, VoIP service providers, calling card companies, Internet service providers, and data service integrators.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.

ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
	Three months ended October 31,
	2010	2009
OPERATING REVENUES:
VoIP services	$4,252	$4,985

Total operating revenues	4,252	4,985

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization)	3,865	4,705
Selling, general and administrative expense (exclusive of legal and professional fees)	577	368
Legal and professional fees	56	98
Depreciation and amortization expense	25	44
Total operating expenses	4,523	5,215

OPERATING LOSS	(271)	(230)

OTHER INCOME (EXPENSE):
Interest expense	(47)	(43)
Total other expense	(47)	(43)

NET LOSS	(318)	(273)

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	24

NET LOSS ATTRIBUTABLE TO ATSI COMMUNICATIONS, INC.	$(318)	$(249)

LOSS PER SHARE - BASIC AND DILUTED	$(0.01)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	45,990,559	45,504,120

NET LOSS ATTRIBUTABLE TO ATSI COMMUNICATIONS, INC., as reported	$(318)	$(249)

EXCLUDING NON-CASH ITEMS:
ADD:
Non-cash stock-based compensation, employees	260	14
Depreciation and amortization	25	44
Interest expense	47	43
MINUS:
Gain on early extinguishment of debt	-	-
Net loss attributable to noncontrolling interest	-	24

NET LOSS ATTRIBUTABLE TO ATSI COMMUNICATIONS, INC.
EXCLUDING NON-CASH ITEMS:	$14	$(172)